Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 28, 2025, with respect to the consolidated financial statements of Mercury Financial LLC as of December 31, 2024 and 2023 and for the years then ended included in the Current Report on Form 8-K/A of Atlanticus Holdings Corporation dated November 28, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Atlanticus Holdings Corporation on Form S-3 (File No. 333-279345) and Forms S-8 (File No. 333-150988; File No. 333-196041; File No. 333-211351; File No. 333-218058; File No. 333-224981; and File No. 333-231578).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 28, 2025